UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 23, 2014

MASTEC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-08106	65-0829355
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

(Address of principal executive offices)

N/A

(Former name or former address, if changed since last report)

Registrant’s telephone number, including area code: (305) 599-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2014, MasTec, Inc. (the “Company”) entered into an amended and restated employment agreement with C. Robert Campbell (the “Campbell Agreement”), which is effective as of January 1, 2014 (the “Effective Date”), relating to Mr. Campbell’s continued provision of services to the Company following his previously reported retirement from his position as the Company’s Chief Financial Officer. The Campbell Agreement amended and restated in its entirety Mr. Campbell’s previous agreement with the Company, dated September 8, 2011 (the “Prior Agreement”). The Campbell Agreement has a term expiring on December 31, 2015 and provides that Mr. Campbell will be paid a monthly base salary of $95,000 and that he will not be entitled to participate in the Company’s bonus plan for senior management, receive equity awards, nor be eligible for an annual performance bonus. Mr. Campbell remains eligible, however, to receive any performance bonus and equity awards attributable to services performed by Mr. Campbell prior to the Effective Date. All equity awards granted to Mr. Campbell for service prior to the Effective Date (the “Prior Equity Grants”) will continue to be subject to the terms and conditions set forth under the applicable grant documents and the Company’s equity incentive plans, as in effect and as may be amended from time to time. If Mr. Campbell’s employment is terminated, and provided that he did not breach certain of his obligations set forth in the Campbell Agreement, the Prior Equity Grants would continue to vest and otherwise remain exercisable in accordance with their respective terms. If there is a change of control (as defined in the Campbell Agreement) of the Company during the employment term, then Mr. Campbell would be entitled to (i) a lump sum payment equal to eighteen times his monthly base salary, (ii) the immediate vesting of any previously unvested options and restricted stock, (iii) the continuation of benefits for a period of eighteen months following the change of control, (iv) if Mr. Campbell remains eligible for the continuation of benefits under the Campbell Agreement following the termination of Mr. Campbell’s employment, regardless of whether he elects COBRA coverage for himself or his covered dependents, monthly payments, beginning on the one-month anniversary of the date of termination of his employment, in an amount equal to the monthly cost of COBRA coverage under the Company health plans then in effect for Mr. Campbell and his covered dependents and (v) a lump sum equal to the sum of his unpaid base salary for the remainder of the employment term. The Campbell Agreement also contains confidentiality, non-competition and non-solicitation provisions, which are substantially identical to those contained in the Prior Agreement.

On January 23, 2014, the Company entered into an employment agreement with George Pita (the “Pita Agreement”) relating to his becoming, effective January 1, 2014, the Company’s Executive Vice President and Chief Financial Officer, as previously reported. The Pita Agreement remains in effect until terminated and provides that Mr. Pita will be paid an initial annual base salary of $415,000. The Pita Agreement also provides for an annual performance bonus of up to his base salary based on the achievement of goals established by the Compensation Committee of the Company’s Board of Directors (the “Committee”), as determined in the Committee’s sole discretion. Following termination of Mr. Pita’s employment by the Company without cause (as defined in the Pita Agreement) or by Mr. Pita for good reason (as defined in the Pita Agreement), Mr. Pita would receive his base salary, an amount equal to the average performance bonus (as defined in the Pita Agreement) he received preceding termination and certain employee benefits set forth in the Pita Agreement paid over a period of twelve months from the date of termination. If Mr. Pita’s employment is terminated other than for cause and he has not breached certain of his obligations set forth in the Pita Agreement, his restricted stock and stock options that he currently has or may have in the future would continue to vest until they are fully vested, and all existing and future stock option grants will remain exercisable for the full term of the grant. If there is a change of control (as defined in the Pita Agreement) of the Company during the employment term, Mr. Pita would be entitled (i) to a lump sum payment equal to the sum of (x) one and a half times his base salary and (y) one and a half times his average performance bonus, (ii) the immediate vesting of any previously unvested options and restricted stock and (iii) the continuation of benefits as set forth in the Pita Agreement. The Pita Agreement also contains confidentiality, non-competition and non-solicitation provisions.

The foregoing descriptions of the Campbell Agreement and the Pita Agreement are only summaries and are qualified in their entirety by reference to the full text of the Campbell Agreement and the Pita Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement by and between MasTec, Inc. and C. Robert Campbell, dated January 23, 2014.

10.2	Employment Agreement by and between MasTec, Inc. and George Pita, dated January 23, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTEC, INC.

Date: January 24, 2014	By:	/s/ Alberto de Cardenas
		Name:	Alberto de Cardenas
		Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement by and between MasTec, Inc. and C. Robert Campbell, dated January 23, 2014.

10.2	Employment Agreement by and between MasTec, Inc. and George Pita, dated January 23, 2014.